UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant:	☒
Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

VALHI, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VALHI, INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

April 3, 2024

To Our Stockholders:

You are cordially invited to attend the 2024 annual meeting of stockholders of Valhi, Inc., which will be held on Thursday, May 23, 2024, at 10:00 a.m., local time, at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620. The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on your notice of internet availability of proxy materials or, if you have requested a paper copy, on the proxy card or voting instruction form, as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely, Loretta J. Feehan Chair of the Board Michael S. Simmons Vice Chairman of the Board, President and Chief Executive Officer

VALHI, INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2024

To the Stockholders of Valhi, Inc.:

The 2024 annual meeting of stockholders of Valhi, Inc. will be held on Thursday, May 23, 2024, at 10:00 a.m., local time, at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620, for the following purposes:

1.	to elect the seven director nominees named in the proxy statement to serve until the 2025 annual meeting of stockholders;
2.	to approve, on a nonbinding advisory basis, our named executive officer compensation; and
3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 26, 2024, has been set as the record date for the meeting. Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please cast your vote by following the instructions on the notice of internet availability of proxy materials or, if you have requested a paper copy, on the proxy card or voting instruction form, as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors, Jane R. Grimm, Secretary

Dallas, Texas

April 3, 2024

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to Be Held on May 23, 2024.

The proxy statement and annual report to stockholders (including Valhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023) are available at www.viewproxy.com/Valhi/2024.

-i-

GLOSSARY OF TERMS

“Alliance Advisors” means Alliance Advisors, LLC, our proxy management advisor who will act as inspector of election for the annual meeting of stockholders.

“BMI” means Basic Management, Inc., a land management company that is a subsidiary of Tremont.

“brokerage firm or other nominee” means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a stockholder holds its shares of our common stock.

“broker/nominee non-vote” means a non-vote by a brokerage firm or other nominee for shares held for a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent and registrar.

“CompX” means CompX International Inc., one of our publicly held subsidiaries that manufactures security products and recreational marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural L.L.C., one of our parent companies.

“EWI” means EWI RE, Inc., a wholly owned subsidiary of NL that, prior to NL’s sale of EWI’s insurance and risk management business to a third party in November 2019, was a reinsurance brokerage and risk management company.

“Family Trust” means the Harold C. Simmons Family Trust No. 2, which was established for the benefit of Lisa K. Simmons and her late sister and their children.

“independent directors” means the following directors: Thomas E. Barry, Terri L. Herrington, W. Hayden McIlroy, Gina A. Norris, Mary A. Tidlund and Kevin B. Kramer (who was a member of our board until October 2023), as applicable.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held subsidiaries that is an international manufacturer of titanium dioxide products.

“LandWell” means The LandWell Company L.P., a real estate development company that is a subsidiary of Tremont.

“LPC” means Louisiana Pigment Company, L.P., a partnership of which a wholly owned subsidiary of Kronos Worldwide and a subsidiary of Venator Materials PLC each owns 50%.

“named executive officer” means any person named in the 2023 Summary Compensation Table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held subsidiaries that is a diversified holding company (i) of which CompX is a subsidiary and (ii) that holds a significant investment in Kronos Worldwide.

“NLKW” means NLKW Holding, LLC, a wholly owned subsidiary of NL, which holds a significant equity interest in Kronos Worldwide.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board, a private sector, non-profit corporation that oversees auditors of U.S. public companies.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 26, 2024, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2024 annual meeting of our stockholders.

“RPT Policy” means the Valhi, Inc. Policy Regarding Related Party Transactions, as amended and restated effective March 3, 2022.

“Say-on-Pay” means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“stockholder of record” means a stockholder of our common stock who holds shares in its name in certificate form or electronically with our transfer agent, Computershare.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of ours.

“Tremont” means Tremont LLC, one of our wholly owned subsidiaries.

“Valhi,” “us,” “we” or “our” means Valhi, Inc.

-ii-

VALHI, INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2024 annual meeting of stockholders to be held on Thursday, May 23, 2024, and at any adjournment or postponement of the meeting. Holders of our common stock as of the close of business on March 26, 2024, are entitled to receive notice of and the right to vote at the annual meeting. We will begin distributing a notice of internet availability of our proxy materials to the holders of our common stock on or about April 9, 2024. Our proxy materials include:

●	the accompanying notice of the 2024 annual meeting of stockholders;
●	this proxy statement;
●	our 2023 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
●	a proxy card or voting instruction form.

We are not incorporating the 2023 annual report into this proxy statement, and you should not consider the annual report as proxy solicitation material. The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting. Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620.

Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:What is the purpose of the annual meeting?

A:At the annual meeting, stockholders will vote on the following, as described in this proxy statement:

●	Proposal 1 – the election of the seven director nominees named in this proxy statement; and
●	Proposal 2 – the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay).

In addition, stockholders will vote on any other matter that may properly come before the meeting.

Q:How does the board recommend that I vote?

A:The board of directors recommends that you vote FOR:

●	the election of each of the nominees for director named in this proxy statement; and
●	the approval and adoption of proposal 2 (Say-on-Pay).

Q:Who is allowed to vote at the annual meeting?

A:

The board of directors has set the close of business on March 26, 2024 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only holders of our common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 28,288,493 shares of our common stock were issued and outstanding for voting purposes. Each share of our common stock entitles its holder to one vote.

Q:	Why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?
A:

Pursuant to the SEC notice and access rules we furnish proxy materials over the internet to both our stockholders of record and our stockholders who hold our common stock through a brokerage firm or other nominee. We believe that taking advantage of these rules expedites our stockholders’ receipt of proxy materials, while also lowering the costs associated with conducting our annual meeting. You can find instructions on how to access and review the proxy materials, and how to vote over the internet, on the notice of internet availability of proxy materials that you received. The notice also contains instructions on how you can receive a paper copy of this proxy statement, our 2023 Annual Report to Stockholders and a voting instruction form or proxy card.

Q:	How do I vote if I am a stockholder of record?
A:

If you hold shares of our common stock in your name in certificate form or electronically with our transfer agent, Computershare, and not through a brokerage firm or other nominee, you are a stockholder of record. As a stockholder of record, you may:

●	vote over the internet at www.AALvote.com/VHI;
●	vote by telephone using the voting procedures set forth on your proxy card;
●	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the proxy card in the envelope provided; or
●	vote in person at the annual meeting.
Q:

What are the consequences if I am a stockholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement or proposal 2 (Say-on-Pay)?

A:	If you are a stockholder of record the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.
Q:	How do I vote if my shares are held through a brokerage firm or other nominee?
A:

If you hold your shares through a brokerage firm or other nominee, you must follow the instructions on your notice of internet availability of proxy materials or on your voting instruction form, on how to vote your shares. In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided on your notice of internet availability of proxy materials or voting instruction form.

Brokerage firms or other nominees may not vote your shares on the election of a director nominee or proposal 2 in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares. If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or proposal 2, your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on proposal 2 and your vote will be counted as a “broker/nominee non-vote.” “Broker/nominee non-votes” are non-votes by a brokerage firm or other nominee for shares held in a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client. How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum and the requisite votes necessary to elect a director nominee or approve proposal 2.

Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?
A:

If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials or voting instruction form on how to obtain the appropriate documents to vote in person at the meeting.

Q:	Who will count the votes?
A:	The board of directors has appointed Alliance Advisors to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.
Q:	Is my vote confidential?
A:	Yes. All proxy cards, ballots or voting instructions will be kept confidential in accordance with our bylaws.
Q:	How do I change or revoke my proxy instructions if I am a stockholder of record?
A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:
●	delivering to Alliance Advisors a written revocation;
●	submitting another proxy card bearing a later date;
●	changing your vote on www.AALvote.com/VHI;
●	using the telephone voting procedures set forth on your proxy card; or
●	voting in person at the annual meeting.
Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?
A:

If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:	What constitutes a quorum?
A:	A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.

Shares that are voted “abstain” or “withheld” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the annual meeting that would allow a brokerage firm or nominee to vote uninstructed shares. If a brokerage firm or other nominee receives no instruction for the election of any director nominee and receives no instruction for proposal 2, such uninstructed shares will be counted as not entitled to vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting. If a brokerage firm or other nominee receives instructions on the election of at least one director nominee or on proposal 2, such instructed shares will be counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

Dixie Rice directly held approximately 91.4% of the outstanding shares of our common stock as of the record date. Dixie Rice has indicated its intention to have its shares of our common stock represented at the meeting. If Dixie Rice attends the meeting in person or by proxy, the meeting will have a quorum present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?
A:

Under applicable state law and our governing documents, a plurality of affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee. Our governing documents do not authorize cumulative voting. Accordingly, the seven candidates receiving the highest number of affirmative votes at the annual meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. There is no “against” option, and votes that are “withheld” or not cast, including broker/nominee non-votes, will not be counted toward that nominee’s achievement of a plurality.

Dixie Rice has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement. If Dixie Rice attends the meeting in person or by proxy and votes as indicated, the stockholders will elect all of the nominees named in this proxy statement to the board of directors.

Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?
A:

The stockholder resolution contained in this proposal provides that the nonbinding affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

Dixie Rice has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal. If Dixie Rice attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve this proposal.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?
A:

Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of the majority of the outstanding shares represented and entitled to vote at the meeting. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Q:	If I am a stockholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?
A:

If you are a stockholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.

Q:	Who will pay for the cost of soliciting the proxies?
A:

We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instruction forms to the beneficial owners of our common stock that hold such stock in accounts with such entities.

CONTROLLING STOCKHOLDER

Dixie Rice is the direct holder of approximately 91.4% of the outstanding shares of our common stock as of the record date. Dixie Rice has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2. If Dixie Rice attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors and approve proposal 2.

SECURITY OWNERSHIP

Ownership of Valhi. The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each of our directors, each of the named executive officers, and all of our current directors and executive officers as a group. See footnotes 3 and 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Valhi Common Stock (1)
	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class (2)

5% Stockholders

Harold C. Simmons Family Trust No. 2	25,862,190	(3)(4)	91.4%
Lisa K. Simmons	25,862,190	(3)(4)	91.4%

Directors and Named Executive Officers

Thomas E. Barry	9,232	(5)	*
Loretta J. Feehan	5,191	(5)	*
Terri L. Herrington	4,608	(5)	*
W. Hayden McIlroy	7,149	(5)(6)	*
Gina A. Norris	-0-	(5)	-0-
Michael S. Simmons	-0-	(5)	-0-
Mary A. Tidlund	4,941	(5)	*

Andrew B. Nace	-0-	(5)	-0-
Courtney J. Riley	-0-	(5)	-0-
Amy A. Samford	1,000	(5)	*
John A. Sunny	-0-	(5)	-0-

Current directors and executive officers as a group (17 persons)	34,621	(5)	*
*	Less than 1%.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. Except as noted in footnote 4 to this table, the business address for each listed person or entity is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620.
(2)	The percentages set forth above and in the following footnotes are based on 28,288,493 shares of our common stock outstanding for voting purposes as of the record date. NL (including a wholly owned subsidiary of NL) and Kronos Worldwide own 1,197,746 shares and 143,743 shares, respectively, of our common stock. Since

NL and Kronos Worldwide are majority owned subsidiaries of ours, pursuant to Delaware law we treat the shares of our common stock that NL and Kronos Worldwide own as treasury stock for voting purposes. Pursuant to Section 13(d)(4) of the Securities Exchange Act, such shares are not deemed outstanding for the purposes of calculating the percentage ownership of the outstanding shares of our common stock as of the record date in this proxy statement.
(3)	The shares reported in this table for the Family Trust and Ms. Simmons consist of the 25,862,190 shares of our common stock held directly by Dixie Rice. See footnote 4 to this table, below.
(4)	The following is a description of certain related entities or persons that may be deemed to beneficially own outstanding shares of our common stock.

A majority of Contran’s outstanding voting stock is held directly by Ms. Simmons, Thomas C. Connelly (the husband of Ms. Simmons’ late sister) and various family trusts established for the benefit of Ms. Simmons, Mr. Connelly and their children and for which Ms. Simmons, Mr. Connelly or Mr. Connelly’s sister, as applicable, serves as trustee (collectively, the “Other Trusts”). With respect to the Other Trusts for which Mr. Connelly or his sister serves as trustee, the trustee is required pursuant to a stockholders agreement to vote the shares of Contran voting stock held in such trusts in the same manner as Ms. Simmons. Such voting rights of Ms. Simmons last through April 22, 2030 and are personal to Ms. Simmons. The remainder of Contran’s outstanding voting stock is held by the Family Trust, for which Tolleson Private Bank, a third party financial institution, serves as trustee (the “Trustee”). Ms. Simmons can appoint qualifying successor trustees of the Family Trust if the Trustee resigns or otherwise decides not to serve as trustee. The business address of the Family Trust (and the Trustee) is 5550 Preston Road, Suite B, Dallas, Texas 75205.

Ms. Simmons serves as chair of the board of directors of Contran, and two other members of Contran management also serve on the board of directors of Contran.

Contran is the holder of the sole membership interest of Dixie Rice and may be deemed to control Dixie Rice.

Ms. Simmons and the Family Trust are related to Valhi, which directly holds 82.7% of the outstanding shares of NL common stock.

Ms. Simmons and the Family Trust are related to the following entities that directly hold the following percentages of the outstanding shares of Kronos Worldwide common stock:

Valhi	50.4%
NLKW	30.6%
Contran	Less than 1%

By virtue of the stock ownership of each of Kronos Worldwide, NL, Valhi, Dixie Rice and Contran, Ms. Simmons being a beneficiary of the Family Trust, the direct holdings of Contran voting stock by Ms. Simmons, the voting rights conferred to Ms. Simmons by a stockholders agreement relating to Contran stock, Ms. Simmons’ position as chair of the Contran board, and the Family Trust’s ownership of Contran voting stock, in each case as described above:

●	Ms. Simmons and the Family Trust (and the Trustee, in its capacity as trustee of the Family Trust) may be deemed to control each of Contran, Dixie Rice, NL, Kronos Worldwide, CompX and us; and
●	Ms. Simmons, the Family Trust (and the Trustee, in its capacity as trustee of the Family Trust), Contran, Dixie Rice, NL and Kronos Worldwide and we may be deemed to possess indirect beneficial ownership of shares of common stock directly held by such entities, including any shares of our common stock.

Ms. Simmons disclaims beneficial ownership of all shares of our common stock except to the extent of her pecuniary interest in such shares, if any. The Family Trust (and the Trustee) disclaims beneficial ownership of all shares of our common stock except to the extent of its pecuniary interest in such shares, if any.

(5)	Each of our directors or executive officers disclaims beneficial ownership of any shares of our common stock, except to the extent he or she has a pecuniary interest in such shares, if any.
(6)	A family partnership of which Mr. McIlroy is a general partner holds 6,983 of these shares.

We understand that Contran and related entities or persons may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities. We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies. Some of our directors and executive officers own equity securities of certain companies related to us.

Ownership of Kronos Worldwide and NL. The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of Kronos Worldwide and NL common stock held by each of our directors, each of the named executive officers, and all of our current directors and executive officers as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

	Kronos Worldwide Common Stock			NL Common Stock
	Amount and Nature		Percent of	Amount and Nature		Percent of
	of Beneficial		Class	of Beneficial		Class
Name of Beneficial Owner	Ownership (1)		(1)(2)	Ownership (1)		(1)(3)

Thomas E. Barry	-0-	(4)	-0-	-0-	(4)	-0-
Loretta J. Feehan	16,900	(4)	*	29,700	(4)	*
Terri L. Herrington	-0-	(4)	-0-	-0-	(4)	-0-
W. Hayden McIlroy	-0-	(4)	-0-	-0-	(4)	-0-
Gina A. Norris	-0-	(4)	-0-	-0-	(4)	-0-
Michael S. Simmons	-0-	(4)	-0-	-0-	(4)	-0-
Mary A. Tidlund	-0-	(4)	-0-	-0-	(4)	-0-

Andrew B. Nace	15,453	(4)	*	-0-	(4)	-0-
Courtney J. Riley	-0-	(4)	-0-	-0-	(4)	-0-
Amy A. Samford	2,000	(4)	*	2,000	(4)	*
John A. Sunny	-0-	(4)	-0-	-0-	(4)	-0-

Current directors and executive officers as a group (17 persons)	36,853	(4)	*	32,700	(4)	*

*	Less than 1%.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.
(2)	The percentages are based on 115,027,016 of Kronos Worldwide common stock outstanding as of the record date.
(3)	The percentages are based on 48,833,484 shares of NL common stock outstanding as of the record date.
(4)	Each of our directors or executive officers disclaims beneficial ownership of any shares of Kronos Worldwide or NL common stock, except to the extent he or she has a pecuniary interest in such shares, if any.

Ownership of CompX. The following table and footnotes set forth the beneficial ownership, as of the record date, of the CompX class A common stock held by each of our directors, each of the named executive officers, and all of our current directors and executive officers as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

	CompX Class A Common Stock
	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership (1)		Class (1)

Thomas E. Barry	8,850	(2)	*
Loretta J. Feehan	10,850	(2)	*
Terri L. Herrington	6,850	(2)	*
W. Hayden McIlroy	-0-	(2)	-0-
Gina A. Norris	-0-	(2)	-0-
Michael S. Simmons	-0-	(2)	-0-
Mary A. Tidlund	7,850	(2)	*

Andrew B. Nace	2,807	(2)	*
Courtney J. Riley	-0-	(2)	-0-
Amy A. Samford	1,000	(2)	*
John A. Sunny	-0-	(2)	-0-

Current directors and executive officers as a group (17 persons)	39,707	(2)	*
*	Less than 1%.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The percentages are based on 12,313,757 shares of CompX class A common stock outstanding as of the record date. NL directly holds approximately 87.3% of the outstanding shares of CompX class A common stock.
(2)	Each of our directors or executive officers disclaims beneficial ownership of any shares of CompX class A common stock, except to the extent he or she has a pecuniary interest in such shares, if any.

PROPOSAL 1

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders. Our board of directors has currently set the number of directors at seven and recommends the seven director nominees named in this proxy statement for election at our 2024 annual stockholder meeting. The directors elected at the meeting will hold office until our 2025 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the 2024 annual meeting. All of the nominees have agreed to serve if elected. If any nominee is unable to serve or for good cause will not serve as a director at the time of the annual meeting, the proxy holders may vote your shares for any alternate nominee selected by the board of directors, unless you withhold authority to vote for such unavailable nominee. The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director. All of our nominees have extensive senior management and policy-making experience or significant accounting experience. We believe all of our nominees are knowledgeable about our businesses. Each of our independent directors is financially literate. The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him or her for election as a director.

Thomas E. Barry, age 80, has served on our board of directors since 2000. Dr. Barry has held the position of professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since 1970, with emeritus status beginning in 2017. He also served the university as vice president for executive affairs from 1995 to 2015. Since 2016, he has served as a director of CompX and a member of its audit and management development and compensation committees. He is chairman of our audit and management development and compensation committees.

Dr. Barry has over 23 years of experience on our board of directors, audit committee and management development and compensation committee. He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution and from a former publicly held corporation affiliated with us, which was publicly held at the time he served as one of its directors.

Loretta J. Feehan, age 68, has served as chair of the board (non-executive) of us, CompX, Kronos Worldwide and NL since 2017, and as a director of each such company since 2014. She is a certified public accountant who consults on financial and tax matters. Prior to forming her own practice, she served as a tax partner with Deloitte and Touche LLP serving primarily corporate clients. Ms. Feehan also taught continuing education courses from 2002 to 2016 to tax practitioners around the country for Accountant’s Education Services. She has been a financial advisor to Lisa K. Simmons since prior to 2019.

Ms. Feehan has ten years of experience as a director of us, CompX, Kronos Worldwide and NL. She also has over 46 years of financial and tax accounting and auditing experience, certain years of which were as a partner of one the largest international accounting firms.

Terri L. Herrington, age 68, has served on our board of directors since 2018. Ms. Herrington is a private investor. She retired from International Paper Company, a worldwide producer of fiber-based packaging, pulp and paper, at the end of 2016. Ms. Herrington worked for International Paper for nine years, including as their vice president finance beginning in 2011, and before that as their consumer packaging vice president finance and strategy and as their vice president internal audit. Prior to joining International Paper, Ms. Herrington spent over 25 years with BP p.l.c. (and the former Amoco Corporation), a global producer of oil and gas, where she held a variety of finance and commercial positions, lastly as their global Director of Audit for Finance and Financial Control. Ms. Herrington has served as a director and on the audit committee of CompX since prior to 2019. She is a member of our audit committee.

Ms. Herrington has six years of experience on the boards of directors and audit committees of Valhi and CompX. She also has senior executive, operating, corporate governance, finance, and financial accounting oversight experience from two publicly traded companies for which she formerly served.

W. Hayden McIlroy, age 84, has served on our board of directors since 2003. He is a private investor, primarily in real estate. From 1975 to 1986, Mr. McIlroy was the owner and chief executive officer of McIlroy Bank and Trust in Fayetteville, Arkansas. He also founded other businesses, primarily in the food and agricultural industries. Mr. McIlroy is a member of our audit and management development and compensation committees.

Mr. McIlroy has over 20 years of experience on our board of directors, audit committee and management development and compensation committee. He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a privately held bank and other privately held entities for which he formerly served.

Gina A. Norris, age 65, has served on our board of directors since November 2023. She has been senior vice president, partner relations at Matthews Southwest, a private real estate development company, since 2013. She has served as a director of Encore Wire Corporation, a publicly traded manufacturer of wire products, since 2020 and serves on that board’s audit committee (as chair), sustainability committee (as chair), compensation committee, and nominating and corporate governance committee. Ms. Norris also serves as a director of the State Fair of Texas, a private nonprofit, where she was board chair from 2019 to 2022. From 2016 to 2023, Ms. Norris served as an independent director of Texas Security Bankshares, Inc., a privately held bank holding company. From 2010 to 2012, she was president of Stratford Lending, an affiliate of Stratford Land, a private real estate investment fund based in Dallas, Texas. From 2000 to 2010, Ms. Norris served as managing director at Crow Holdings, a private investment company, where she was responsible for a portfolio of investments in real estate, industrial manufacturing and real estate-based operating businesses in the U.S. and Europe. Ms. Norris started her career in 1982, spending eighteen years in corporate banking at

First Chicago and Bank One. She is also a CFA charterholder. She has served on the board of directors and audit committee of CompX since November 2023. She is a member of our audit committee.

Ms. Norris has senior executive, operating, corporate governance, finance, and financial accounting oversight experience from other publicly and privately held entities for which she currently serves or formerly served, including in her roles with portfolio companies.

Michael S. Simmons, age 52, has served as our vice chairman of the board and chief executive officer since January 2023, and on our board of directors and as our president since 2022. He previously served as our senior vice president, finance from 2021 to 2022 and as our vice president and chief accounting officer from 2019 to 2021. He currently serves as vice chairman of the board of Kronos Worldwide, NL and CompX and as president and chief executive officer of Contran. He has served as a director of CompX since 2022 and as a director of Kronos Worldwide, NL and Contran since January 2023. Mr. Simmons has served in various accounting and financial positions (including officer positions) in various companies related to us and Contran since 2018. From 1994 to 2018, Mr. Simmons was employed by PwC, most recently as a managing director. Mr. Simmons is not related to Lisa K. Simmons, who may be deemed to control Valhi.

Mr. Simmons has extensive experience with our business. He also has senior executive, operating, corporate governance, finance, financial accounting and auditing experience with us, from one of the largest independent international public accounting firms, and from other publicly and privately held entities related to us for which he currently serves or formerly served.

Mary A. Tidlund, age 67, has served on our board of directors since 2016, and she previously served on our board of directors from 2014 to 2015. Ms. Tidlund is a private investor. From 1998 to 2017, she served as the president of The Mary A. Tidlund Charitable Foundation, a charitable organization that designed and funded sustainable development projects around the world. From 1989 to 1995, she served as president and chief executive officer of Williston Wildcatters Oil Corporation, a former publicly traded oil exploration and service company. Ms. Tidlund has served as a director and on the audit committee of CompX since prior to 2019. She is a member of our audit committee.

Ms. Tidlund has nine years of experience on our board of directors and audit committee, and seven years of experience on the board of directors and audit committee of CompX. She also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a publicly traded oil exploration and service company for which she formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers. Each executive officer serves at the pleasure of the board of directors. Biographical information with respect to Michael S. Simmons is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)

Michael S. Simmons	52	Vice Chairman of the Board, President and Chief Executive Officer
Kristin B. McCoy	51	Executive Vice President, Tax
Andrew B. Nace	59	Executive Vice President and General Counsel
Courtney J. Riley	58	Executive Vice President
Amy Allbach Samford	49	Executive Vice President and Chief Financial Officer
John A. Sunny	61	Executive Vice President and Chief Information Officer
Bryan A. Hanley	43	Senior Vice President and Treasurer
Patty S. Brinda	61	Vice President and Controller
Jane R. Grimm	53	Vice President and Secretary
Bart W. Reichert	53	Vice President, Internal Audit
Darci B. Scott	49	Vice President, Tax

Kristin B. McCoy has served as our executive vice president, tax since 2022. She previously served as our senior vice president, tax from 2021 to 2022 and as our vice president, tax from 2020 to 2021. She currently serves as executive vice president, global tax of Kronos Worldwide and as executive vice president, tax of NL, CompX and

Contran. Ms. McCoy has served in various tax accounting positions with various companies related to us and Contran since 2003.

Andrew B. Nace has served as our executive vice president since 2017 and as our general counsel since 2013. He previously served as our secretary from 2017 to 2019, as our senior vice president from 2015 to 2017, and as our vice president from 2013 to 2015. He currently serves as executive vice president of CompX, NL and Kronos Worldwide, and as executive vice president and general counsel of Contran. He has served as a director of Contran since January 2023. Mr. Nace has served as legal counsel (including officer positions) to companies related to us and Contran since 2003.

Courtney J. Riley has served as our executive vice president since 2022. She previously served as our executive vice president, environmental affairs from 2017 to 2022 and as our vice president, environmental affairs from 2015 to 2017. She currently serves as president and chief executive officer of NL, as executive vice president, chief transformation officer of Kronos Worldwide, and as senior vice president of Contran. She has served as a director of NL since 2022. Ms. Riley has served as legal counsel to and in environmental positions (including officer positions) with various companies related to us and Contran since 2009.

Amy Allbach Samford has served as our executive vice president since 2022 and as our chief financial officer since 2021. She previously served as our senior vice president from 2021 to 2022 and as our vice president and controller from 2016 to 2021. She currently serves as executive vice president and chief financial officer of NL, CompX and Contran and as executive vice president of Kronos Worldwide. Ms. Samford has served in various accounting and financial positions (including officer positions) in various companies related to us and Contran since 2006.

John A. Sunny has served as our executive vice president and chief information officer since 2022. He previously served as our senior vice president, information technology from 2020 to 2022 and as our vice president, information technology from 2015 to 2020. He currently serves as Kronos Worldwide’s executive vice president and chief information officer and as Contran’s senior vice president and chief information officer. Mr. Sunny has served in information technology positions (including officer positions) with various companies related to us and Contran since 2003.

Bryan A. Hanley has served as our senior vice president since 2022 and as our treasurer since 2017. He previously served as our vice president from 2017 to 2022. He currently serves as senior vice president and treasurer of CompX, Kronos Worldwide and NL and as Contran’s vice president and treasurer.

Patty S. Brinda has served as our vice president and controller since 2021. She currently serves as vice president and controller of Contran. She has served in various accounting and financial positions in various companies related to us and Contran since 1989, including serving as vice president and controller of NL from 2019 to 2021.

Jane R. Grimm has served as our vice president and secretary since 2019. She currently serves as vice president, general counsel and secretary of CompX. Ms. Grimm has served in legal positions (including officer positions) with various companies related to us and Contran since 2010.

Bart W. Reichert has served as our vice president, internal audit since 2021. He has also served as vice president, internal audit for CompX, Kronos Worldwide and NL since 2021. From 1994 to 2021, Mr. Reichert was employed by PwC, most recently as a managing director.

Darci B. Scott has served as our vice president, tax since 2023 and previously served as our vice president, tax - financial reporting from 2020 to 2023. She currently serves as vice president, tax of NL and CompX. Ms. Scott has served in various tax accounting positions with various companies related to us and Contran since 2006.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees. Because of Dixie Rice’s ownership of approximately 91.4% of the outstanding shares of our common stock, we are considered a controlled company under the listing standards of the NYSE. Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committees or charters for these committees. While we currently have a majority of independent directors, we have chosen not to have an independent nominations or corporate governance committee or charters for these committees. Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations, corporate governance or risk oversight committee to be considered and acted upon by the full board of directors. Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that Thomas E. Barry, Terri L. Herrington, W. Hayden McIlroy, Gina A. Norris and Mary A. Tidlund are independent and have no material relationship with us other than serving as our directors. While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE corporate governance standards for a compensation committee, including not having a charter for our management development and compensation committee.

2023 Meetings and Standing Committees of the Board of Directors. The board of directors held four meetings in 2023. Each of our incumbent directors attended all the board meetings and meetings of the committees on which he or she served that were held while he or she was in office during 2023. It is expected that each director nominee will attend our 2024 annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors. All of our directors who were elected at our 2023 annual stockholder meeting attended such meeting.

The board of directors has established and delegated authority to two standing committees, which are described below. The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting. The board of directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Audit Committee. Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes, and to our management of risk. The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter. Applying the requirements of the NYSE corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has previously determined that:

●	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and
●	Terri L. Herrington and Gina A. Norris each is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees. For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement. The current members of our audit committee are Thomas E. Barry (chairman), Terri L. Herrington, W. Hayden McIlroy, Gina A. Norris and Mary A. Tidlund. Our former director Kevin B. Kramer was a member of our audit committee until October 2023. Our audit committee held seven meetings in 2023.

Management Development and Compensation Committee. The principal responsibilities of our management development and compensation committee are:

●	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;
●	to review, approve, administer and grant awards under our director stock plan; and
●	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards). The management development and compensation committee may delegate to its members or our officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate. The committee has not exercised this right of delegation. With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement. With respect to director cash compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee. The current members of our management development and compensation committee are Thomas E. Barry (chairman) and W. Hayden McIlroy. Our management development and compensation committee held one meeting in 2023.

Risk Oversight. Our board of directors oversees the actions we take in managing our material risks. Our management is responsible for our day-to-day management of risk. The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions. The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.

Our audit committee oversees risks associated with financial and accounting matters, including our financial reporting and internal control systems. The committee annually receives management’s report and assessment on the risk of fraud, and also periodically receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud. In addition, the audit committee has responsibility for facilitating the board’s process of oversight of our overall risk management approach, and in that regard the committee annually receives management’s report on identification and assessment of our material business risks and management’s approach for providing periodic updates to the board and applicable committees.

Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.

The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Identifying and Evaluating Director Nominees. Historically, our management has recommended director nominees to the board of directors. As stated in our corporate governance guidelines:

●	our board of directors has no specific minimum qualifications for director nominees;
●	each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and
●	the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our current and future operations.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines. The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees. While we do not have any policy regarding the diversity of our nominees, the board does consider diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities. The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE corporate governance standards.

Leadership Structure of the Board of Directors and Independent Director Meetings. Loretta J. Feehan serves as our chair of the board (non-executive), and Michael S. Simmons serves as our vice chairman of the board, president and chief executive officer. The board of directors believes our current leadership structure is appropriate for a controlled company under the NYSE corporate governance guidelines. While there is no single organizational structure that is ideal in all circumstances, the board of directors believes that having different individuals serve as our chair of the board (non-executive) and as our chief executive officer reflects the established working relationship for these positions regarding our businesses and provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans. In addition, the board of directors believes that since Ms. Feehan is a representative of Contran, her service as our chair of the board (non-executive) is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term stockholder value for all of our stockholders. We have in the past, and may in the future, have a leadership structure in which the same individual serves as our chairman of the board and as our chief executive officer. In those instances, the individual has been, or would be expected to be, an employee or representative of Contran.

Pursuant to our corporate governance guidelines, our non-management directors (who are not executive officers of Valhi) are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation. Our independent directors also meet at least once annually, without the participation of our other directors who are not independent. We are not required to have a lead independent director under the NYSE corporate governance standards. While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our non-management and independent directors. In 2023, we complied with the NYSE requirements for meetings of our independent and non-management directors.

Stockholder Proposals and Director Nominations for the 2025 Annual Meeting of Stockholders. Under the rules of the SEC, in order to be considered for inclusion in next year’s proxy statement, a stockholder proposal must be received by us no later than December 11, 2024. The notice should be in writing and must comply with the proxy rules of the SEC. If the date of our 2025 annual stockholders meeting changes by more than 30 days from May 23, 2025 (the anniversary of this year’s annual meeting), then the deadline will be a reasonable time before the printing and mailing of our proxy materials in accordance with applicable SEC rules.

Our advance notice bylaw provisions require that any stockholder proposal or director nomination to be presented from the floor of our 2025 annual meeting must be received by our corporate secretary not later than the 120th day nor earlier than the 150th day prior to May 23, 2025 (the first anniversary of this year’s annual meeting). If the date of our 2025 annual meeting is more than 30 days before or after May 23, 2025, stockholder proposals must be delivered no later than the 10th day following the date that notice of the date or our annual meeting is mailed or the public disclosure of the date for such annual meeting, whichever is earlier. Any stockholder proposal must be, under law, an appropriate subject for stockholder action to be brought before the meeting. In addition, in order to present a stockholder proposal or nominate a director at our 2025 annual meeting, the stockholder must satisfy certain other requirements, including information requirements, set forth in our amended and restated bylaws. Stockholder proposals and director nominations should be directed to Valhi, Inc., c/o Corporate Secretary, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, stockholders who intend to solicit proxies in support of director nominees other than Valhi’s nominees must provide us with the notice required under Rule 14a-19 under the Securities Exchange Act by the deadline for nominations under the advance notice provisions of our bylaws (that is, in most cases no later than January 23, 2025) and comply with the other requirements of that rule.

Communications with Directors. Stockholders and other interested parties who wish to communicate with the board of directors or its non-management or independent directors may do so through the following procedures. Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620. Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary. These complaints or concerns will be forwarded to the chairman of our audit committee. We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation. During 2023, the management development and compensation committee was composed of Thomas E. Barry and W. Hayden McIlroy. No member of the committee:

●	was an officer or employee of ours during 2023 or any prior year;
●	had any related party relationships with us that requires disclosure under applicable SEC rules; or
●	had any interlock relationships under applicable SEC rules.

For 2023, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules. However, during 2023 Michael S. Simmons was an executive officer of ours and on the board of directors of Contran when concurrently also serving as one of our directors.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics. The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Only the board of directors may amend the code. Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code. We intend to disclose changes to or waivers from the code by posting to our website at www.valhi.net (under the corporate governance section) if disclosure is required by SEC or NYSE rules.

Corporate Governance Guidelines. We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities. Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents. A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.valhi.net under the corporate governance section.

Employee, Officer and Director Hedging. We have not adopted any policies or practices regarding hedging of our equity securities by our employees (including officers) or directors. However, our employees (including officers) and directors must comply with our insider trading policy, which applies to hedging transactions involving our securities as it does to transactions in our securities generally.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis. This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers. In each of the last three years, all of our named executive officers were employed by Contran and provided their services to us pursuant to our ISA with Contran. Such individuals also provided services to CompX, Kronos Worldwide and NL under Contran’s ISAs with those companies.

As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the five persons whose compensation is summarized in the 2023 Summary Compensation Table in this proxy statement. Such phrase is not intended to refer, and does not refer, to all of our executive officers.

Nonbinding Advisory Stockholder Vote on Executive Officer Compensation. For the 2023 annual meeting of stockholders, we submitted a nonbinding advisory proposal recommending the stockholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2023 proxy statement. At the annual meeting, the resolution received the affirmative vote of 93.1% of the shares of our common stock eligible to vote at the annual meeting. We considered the favorable result and determined not to make any material changes to our compensation practices.

Intercorporate Services Agreements. We pay Contran a fee for services provided by Contran to us pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer. Such services provided under this ISA included the services of our named executive officers, all of which as noted above were employed by Contran, and as a result a portion of the aggregate ISA fee we paid to Contran was paid for services provided to us by our named executive officers. The nature of the duties of each of our named executive officers is consistent with the duties normally associated with the officer titles and positions such officer holds with us. Pursuant to Contran’s ISAs with CompX, Kronos Worldwide and NL, those companies also paid a fee to Contran for, among other things, the services our named executive officers provided to those companies, which fees were approved by the independent directors of those companies.

The charges under these ISAs reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year. The amount of the fee we paid for each year under these ISAs for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services. See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2023 under these ISAs. Under the various ISAs among Contran and its subsidiaries and affiliates, we share the cost of the employment of our named executive officers with Contran and certain of its publicly and privately held subsidiaries. For our named executive officers, the portion of the annual charge we paid for each of the last three years to Contran, as applicable, under these ISAs attributable to each of their services is set forth in the 2023 Summary Compensation Table in this proxy statement. As discussed further below, the amounts charged under the ISAs are dependent upon Contran’s cost of employing or engaging the personnel who provide the services to us (including the services of our named executive officers) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year. The amount charged under the ISAs is not dependent upon our financial performance.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s management, including certain of our named executive officers, estimates the percentage of time that each Contran employee, including our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us. Contran’s management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries and affiliates based on such estimated percentages. Contran’s aggregate cost of employing each of its employees comprises:

●	the annualized base salary of such employee at the beginning of the year;
●	an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses, if any, for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and
●	Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead amount for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services. The estimated overhead amount for each employee is determined using a headcount-based methodology and is the same amount for each individual providing services under the ISA.

Contran’s senior management subsequently make such adjustments to the details of the proposed ISA charge as they deem necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year reported in the 2023 Summary Compensation Table, the proposed charge for that year under our ISA with Contran was presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the ISA charge. Among other things during such presentation, the committee was informed of:

●	the quality of the services Contran provides to us, including the quality of the services our executive officers provide to us;
●	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;
●	the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;
●	the comparison of the prior year and proposed current year average hourly rate; and
●	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed ISA fee to be charged to us, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, as discussed above, including the cost of employing our named executive officers, in the aggregate and not individually. After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding, based on their collective business judgment and experience without performing any independent market research, that:

●	the cost to employ the personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under our ISA with Contran; and
●	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

●	any ISA charge from Contran to any other publicly held parent or sister company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and
●	the compensation policies of Contran or the amount of time our named executive officers are expected to devote to us because:
o

each of our named executive officers provides services to multiple companies related to Contran, including Contran itself, and the percentage of time devoted to each company by our named executive officers varies;

o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing each of our named executive officers;
o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and
o

the members of our management development and compensation committee consider the factors discussed above, applying their collective business judgment and experience, in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee, as well as the concurrence of our chief financial officer, our independent directors approved the proposed annual ISA charge effective January 1, 2023.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis. Section 162(m) of the Code generally disallows an income tax deduction to publicly held companies for compensation over $1.0 million paid to the company’s chief executive officer, chief financial officer and three other most highly compensated executive officers. To the extent any individual’s charge to a publicly held company under the ISA (plus any other amounts required by tax regulations) is in excess of $1.0 million, the deductibility by the company of the charge for income tax purposes would be limited under Section 162(m), if such section were to be deemed applicable as it relates to the ISA. However, Contran has agreed to absorb the impact of any such income tax deduction disallowance resulting from such totals in excess of $1.0 million. In each of 2021, 2022 and 2023, the $1.0 million limit was exceeded by Valhi for certain individuals, and it may be exceeded in 2024.

No Director Fees or Equity-Based Compensation for Executive Officers. Our executive officers, including our named executive officers, are not eligible to receive cash or equity based compensation for their service on the board of directors of us, CompX, Kronos Worldwide or NL. For the years reflected in the 2023 Summary Compensation Table, no compensation was paid to Mr. Simmons as a director of us, Kronos Worldwide, NL or CompX.

Prior to 2021, we decided to forgo the grant of any equity compensation other than annual awards of stock to our directors, as discussed above. We also do not have any security ownership requirements or guidelines for our management, although we do have stock ownership guidelines for our non-employee directors. We do not currently anticipate any equity-based compensation will be granted in 2024, other than the annual grants of stock to our directors who are not employees of Contran or one of its subsidiaries or affiliates.

Compensation Committee Report. The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement. Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

Our management development and compensation committee submits the foregoing report as of February 29, 2024.

Thomas E. Barry Chairman of our Management Development and Compensation Committee	W. Hayden McIlroy Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers. The 2023 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by a former executive officer who served as our only chief executive officer during 2023, our chief financial officer, and each of the three other most highly compensated individuals (based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2023. All of our named executive officers were employees of Contran for their years reported in this table and provided their services to us and our subsidiaries pursuant to our ISA with Contran. For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2023 SUMMARY COMPENSATION TABLE (1)

				Stock
Name and Principal Position	Year	Salary		Awards	Total

Michael S. Simmons (2)	2023	$2,106,000	(3)	$-0-	$2,106,000
Vice Chairman of the Board, President and	2022	1,041,000	(3)	-0-	1,041,000
Chief Executive Officer

Andrew B. Nace	2023	1,168,000	(3)	-0-	1,168,000
Executive Vice President and General Counsel	2022	1,124,000	(3)	-0-	1,124,000
	2021	2,851,000	(3)	-0-	2,851,000

Courtney J. Riley	2023	1,651,000	(3)	-0-	1,651,000
Executive Vice President	2022	1,282,000	(3)	-0-	1,282,000
	2021	1,135,000	(3)	-0-	1,135,000

Amy A. Samford	2023	1,910,000	(3)	-0-	1,910,000
Executive Vice President and Chief Financial Officer	2022	973,000	(3)	-0-	973,000
	2021	608,000	(3)	-0-	608,000

John A. Sunny (2)	2023	1,117,000	(3)	-0-	1,117,000
Executive Vice President and Chief Information Officer

(1)	Certain non-applicable columns have been omitted from this table.
(2)	Mr. Simmons was elected as our vice chairman of the board, president and chief executive officer as of January 1, 2023; on December 31, 2022 he was our president, and he is one of our named executive officers only for 2022 and 2023. Robert D. Graham retired as our vice chairman of the board and chief executive officer effective December 31, 2022. Mr. Sunny is one of our named executive officers only for 2023.
(3)	The amounts shown in the 2023 Summary Compensation Table as salary for each named executive officer represent the portion of the fees we and our subsidiaries paid to Contran pursuant to certain ISAs with respect to the services such officer rendered to us and our subsidiaries. The ISA charges disclosed for Contran employees who perform executive officer services for us and our subsidiaries are based on various factors described in the Compensation Discussion and Analysis section of this proxy statement. Our management development and compensation committee considers the factors described in the Compensation Discussion and Analysis section of this proxy statement in determining whether to recommend that our board of directors approve the proposed aggregate ISA fee from Contran to us and our privately held subsidiaries. As discussed in the Compensation Discussion and Analysis section of this proxy statement, our management development and compensation committee does not consider any ISA charge from Contran to any other publicly held sister company or subsidiary of ours, although such charge is separately reviewed by the management development and compensation committee of the applicable company. The components of salary shown in the 2023 Summary

Compensation Table for each of our named executive officers are as follows.

	2021	2022	2023
Michael S. Simmons
ISA Fees:
CompX		$229,000	$162,000
Kronos Worldwide		369,000	727,000
NL		65,000	431,000
Valhi		378,000	786,000
		$1,041,000	$2,106,000
Andrew B. Nace
ISA Fees:
CompX	$298,000	$116,000	$104,000
Kronos Worldwide	876,000	349,000	296,000
NL	596,000	233,000	243,000
Valhi	1,081,000	426,000	525,000
	$2,851,000	$1,124,000	$1,168,000
Courtney J. Riley
ISA Fees:
CompX	$46,000	$56,000	$33,000
Kronos Worldwide	593,000	661,000	752,000
NL	306,000	360,000	614,000
Valhi	190,000	205,000	252,000
	$1,135,000	$1,282,000	$1,651,000
Amy A. Samford
ISA Fees:
CompX	$194,000	$292,000	$441,000
Kronos Worldwide	58,000	180,000	220,000
NL	146,000	225,000	514,000
Valhi	210,000	276,000	735,000
	$608,000	$973,000	$1,910,000
John A. Sunny
ISA Fees:
CompX			$63,000
Kronos Worldwide			933,000
NL			46,000
Valhi			75,000
			$1,117,000

No Grants of Plan-Based Awards. During 2023, no named executive officer received any plan-based awards from us or our subsidiaries.

No Outstanding Equity Awards at December 31, 2023. At December 31, 2023, none of our named executive officers held outstanding stock options to purchase shares of our common stock (or common stock of our parent or subsidiary companies), or held any equity incentive awards for such shares.

No Option Exercises or Stock Vested. During 2023, no named executive officer exercised any stock options or held any stock subject to vesting restrictions.

Pension Benefits. We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation. We do not owe any nonqualified deferred compensation to our named executive officers.

Pay Ratio Disclosure. SEC rules require annual disclosure of the ratio of a registrant’s median employee’s annual total compensation to the total annual compensation of its chief executive officer. For 2023, the total annual compensation (as disclosed in the 2023 Summary Compensation Table) of Michael S. Simmons, our chief executive officer, is $2,106,000; the reasonable estimate of the median of the annual total compensation of all of our employees except our chief executive officer, calculated in a manner consistent with Item 402(u) of Regulation S-K, is $91,653; and the ratio of such two amounts is 23 to 1.

For purposes of this disclosure, our “median employee” was estimated using a simple random sample statistical sampling technique, pursuant to which we and each of our consolidated subsidiaries worldwide selected every seventh employee listed on their first payroll register for the month of October 2023. Based on such random sample of our employees, and using the 2023 base salary (or equivalent for hourly employees) for each employee in such random sample as reflected in our payroll records, the median employee was estimated by determining the employee in such random sample who had the median 2023 base salary (or equivalent for hourly employees). Base salary (or equivalent) amounts were annualized for any employee who had less than a full year of service during 2023. In determining the median employee, we used the applicable average exchange rates for the month of October 2023. For providing the median employee’s annual total compensation in U.S. dollars, we used the applicable average exchange rate for all of 2023.

Director Compensation. Our directors who are not employees of Contran or one of its subsidiaries or affiliates are eligible to receive compensation for their services as directors. The table below reflects the annual rates of their retainers for 2023.

2023 Director
Retainers

Each director	$40,000

Chair of the board	$50,000

Chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” (provided that if one person served in both capacities only one such retainer was paid)	$45,000

Other members of our audit committee	$25,000

Members of our other committees	$5,000

Additionally, our eligible directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and an hourly rate (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees. If a non-employee director who was first elected to our board prior to 2022 dies while serving on our board of directors, his or her designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As preapproved by our management development and compensation committee, on the day of each of our annual stockholder meetings, each of our eligible directors elected on that day received a grant of shares of our common stock under our 2021 Non-Employee Director Stock Plan, with the number of shares received by each eligible director equal in value to $20,000 (rounded up or down to the nearest 50 shares), based on the closing price of a share of our common stock on the date of grant, but not more than 5,000 shares. These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws. Our corporate governance guidelines include stock ownership guidelines for our non-employee directors (that is, directors who are not employed by us or one of our affiliates), which provide that non-employee directors may not sell shares of our common stock acquired as part of the annual stock grants unless, immediately after any such sale, they will hold a number of shares of our common stock (including shares owned by their immediate family members residing in the same household) having a value of at least three times our base annual cash retainer for service as a director.

The following table provides information with respect to compensation each of our eligible directors earned for their 2023 director services provided to us.

2023 DIRECTOR COMPENSATION (1)

	Fees Earned or		All Other
Name	Paid in Cash (2)	Stock Awards (3)	Compensation	Total

Thomas E. Barry (4)	$97,000	$19,785	$-0-	$116,785
Loretta J. Feehan (4)	97,000	19,785	-0-	116,785
Terri L. Herrington (4)	92,000	19,785	-0-	111,785
Kevin B. Kramer (4)(5)	70,000	19,785	-0-	89,785
W. Hayden McIlroy	77,000	19,785	-0-	96,785
Gina A. Norris (4)(5)	2,000	-0-	-0-	2,000
Mary A. Tidlund (4)	72,000	19,785	-0-	91,785
(1)	Certain non-applicable columns have been omitted from this table.
(2)	Represents cash retainers and meeting fees the director earned for director services he or she provided to us in 2023.
(3)	Represents the value of 1,500 shares of our common stock we granted to each of these directors on May 25, 2023. For the purposes of this table, we valued these stock awards at the closing price per share of such shares on their date of grant of $13.19 consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(4)	In addition to the fees disclosed, in 2023 Dr. Barry and Mmes. Herrington, Norris and Tidlund also received compensation from CompX, and Ms. Feehan and Mr. Kramer received compensation from CompX, Kronos Worldwide and NL, for their director services to each of such corporations, as applicable. (Mr. Kramer served as a director of CompX until October 2023 and was appointed as a director of Kronos and NL in October 2023, and Mr. Norris was appointed as a director of CompX in November 2023.) For 2023, they each earned the following for these director services:

	Fees Earned
	or Paid in	Stock
Name	Cash (a)	Awards (b)	Total
Thomas E. Barry
CompX Director Services	$95,000	$20,130	$115,130

Terri L. Herrington
CompX Director Services	$90,000	$20,130	$110,130

Gina A. Norris
CompX Director Services	$1,000	$-0-	$1,000

Mary A. Tidlund
CompX Director Services	$70,000	$20,130	$90,130

Kevin B. Kramer
CompX Director Services	$69,000	$20,130	$89,130
Kronos Worldwide Director Services	2,000	-0-	2,000
NL Director Services	2,000	-0-	2,000
	$73,000	$20,130	$93,130
Loretta J. Feehan
CompX Director Services	$95,000	$20,130	$115,130
Kronos Worldwide Director Services	97,000	20,066	117,066
NL Director Services	97,000	19,987	116,987
	$289,000	$60,183	$349,183
(a)	Represents retainers and meeting fees earned for 2023 director services.

(b)	For the purposes of this table, the stock award comprised the following number of shares and were valued at the following closing price per share of such shares on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718:

			Closing Price	Dollar Value
	Shares		on Date of	of Stock
Common Stock	Granted	Date of Grant	Grant	Award
CompX Class A Common Stock	1,100	05/24/23	$18.30	$20,130
Kronos Worldwide Common Stock	2,450	05/17/23	$8.19	$20,066
NL Common Stock	3,550	05/18/23	$5.63	$19,987
(5)	Gina A. Norris was appointed as a Valhi director in November 2023. Kevin B. Kramer was a Valhi director until October 2023.

Pay Versus Performance. The Pay Versus Performance Table below summarizes compensation values previously reported in the Summary Compensation Table of our proxy statements and other information, as required by SEC rules. We did not use any specific financial performance measures to link executive compensation of our named executive officers to company performance for 2023; see the discussion in the Compensation Discussion and Analysis section of this proxy statement. As used in this section (including the charts below), “NEOs” means the persons designated in our proxy statement as our named executive officers for the applicable year, and “PEO” means our principal executive officer.

Pay Versus Performance Table

(a)	(b)	(b-2)	(c)	(c-2)	(d)	(e)	(f)	(g)	(h)
							Value of Initial Fixed $100
					Average		Investment Based on:
	Summary	Summary	Compensation	Compensation	Summary	Average		Peer
	Compensation	Compensation	Actually Paid	Actually Paid	Compensation	Compensation	Valhi	Group
	Table Total	Table Total	to PEO	to PEO	Table Total	Actually Paid	Total	Total	Net
	for PEO	for PEO	Graham	Simmons	for Non-PEO	to Non-PEO	Shareholder	Shareholder	Income
	Graham (1)	Simmons (1)	(1)(2)	(1)(2)	NEOs (3)	NEOs (2)(3)	Return (4)	Return (4)	($) (in
Year	($)	($)	($)	($)	($)	($)	($)	($)	millions)
2023	n/a	2,106,000	n/a	2,106,000	1,461,500	1,461,500	74	165	2.9
2022	8,977,000	n/a	8,977,000	n/a	1,105,000	1,105,000	105	133	136.1
2021	7,430,000	n/a	7,430,000	n/a	1,601,000	1,601,000	136	145	197.7
2020	8,080,000	n/a	8,080,000	n/a	2,039,400	2,039,400	71	138	89.0
2019	6,852,000	n/a	6,852,000	n/a	2,425,800	2,425,800	100	125	78.2

(1)         Our only PEO for 2019 through 2022 was Robert D. Graham, who retired as a Valhi officer and director effective December 31, 2022. Our only PEO for 2023 was Michael S. Simmons.

(2)          For purposes of this table, the term “compensation actually paid” is the total compensation reported in the Summary Compensation Table in our proxy statement, adjusted (if applicable) as required by SEC rules; no such adjustments are applicable for the officers and years reported in this table. See the footnotes to our Summary Compensation Table in the applicable year’s proxy statement for a discussion of what we report for compensation for our named executive officers who are Contran employees and perform services to us and our subsidiaries pursuant to the ISA.

(3)          The non-PEO NEOs for each year were as follows:

2023: Andrew B. Nace, Courtney J. Riley, Amy A. Samford, John A. Sunny

2022: Michael S. Simmons, Andrew B. Nace, Courtney J. Riley, Amy A. Samford

2021: Andrew B. Nace, Courtney J. Riley, Amy A. Samford, John A. Sunny, James W. Brown

2020: James W. Brown, Andrew B. Nace, Courtney J. Riley, John A. Sunny, Kelly D. Luttmer

2019: Kelly D. Luttmer, Andrew B. Nace, Courtney J. Riley, James W. Brown, Gregory M. Swalwell

(4)          Total shareholder return (TSR) amounts show the value at December 31 of each year, assuming an original investment of $100 at December 31, 2018 and reinvestment of cash dividends and other distributions to stockholders. For the peer group TSR, the peer group is the same as in our performance graph in Part II, Item 5 of our annual report on Form 10-K for the fiscal year ended December 31, 2023: the S&P 500 Industrial Conglomerates Index.

The following chart shows the relationship between the amounts in column (c) and in column (e) of the Pay Versus Performance Table, and the total shareholder return (TSR) amounts in columns (f) and (g) of the Pay Versus Performance Table. It also shows the relationship between our TSR and the peer group TSR.

The following chart shows the relationship between the amounts in column (c) and in column (e) of the Pay Versus Performance Table, and our net income as shown in column (h) of the Pay Versus Performance Table.

Compensation Policies and Practices as They Relate to Risk Management. We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we considered the following:

●	we do not grant equity awards to our employees, officers or other persons who provide services to us under the ISA between Contran and us, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;
●	certain senior employees of CompX and Kronos Worldwide are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee the employee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;
●	certain key employees of CompX and Kronos Worldwide are eligible to receive bonuses determined in part on the achievement of specified performance or financial targets based on the respective business plan for the year (with respect to CompX) or on the achievement of specified performance or financial targets (with respect to Kronos Worldwide), but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:
o

the senior officers employed by CompX or Kronos Worldwide who are responsible for setting the specified performance or financial targets or establishing and executing such business plan are not eligible to receive such bonuses based on the business plan, but instead are only eligible for the discretionary-based bonuses described above; and

o

there exist ceilings for our other CompX and Kronos Worldwide key employee bonuses (which are not a significant part of their compensation) regardless of the actual level of our financial performance achieved;

●	our officers and other persons who provide services to us under the ISAs do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;
●	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and
●	our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants. Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us. Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2023 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy. From time to time, we engage in transactions with affiliated companies. Pursuant to our Policy Regarding Related Party Transactions, or RPT Policy, all related party transactions (as defined in the RPT Policy) to which we are or are proposed to be a party are approved or (where permitted) ratified by our audit committee (unless another committee of our board of directors composed solely of independent directors, or all of the independent directors of our board, shall have approved the related party transaction). For certain ongoing related party transactions to which we are a party (referred to as ordinary course of business related party transactions), such approval or ratification shall occur no less frequently than once a year. The RPT Policy is available on our website at www.valhi.net under the corporate governance section.

During 2023, our audit committee reviewed and approved the following ordinary course of business related party transactions to which we are a party in accordance with the terms of such RPT Policy, each of which was part of an ongoing program or agreement that had been previously approved:

●	Risk management program – a program pursuant to which Contran and certain of its subsidiaries and related entities, including us, as a group purchase insurance coverage and risk management services, with the costs thereof apportioned among the participating companies;

●	Tax sharing agreement – our tax sharing agreement with Contran, pursuant to which cash payments for income taxes are periodically paid by us to Contran or received by us from Contran, as applicable (such tax sharing agreement being appropriate, given that we and our qualifying subsidiaries are members of the consolidated U.S. federal income tax return, and certain state and local jurisdiction income tax returns, of which Contran is the parent company);
●	Cash management loans – our unsecured revolving credit facility with Contran, which in 2023 provided for loans to us by Contran of up to $175 million; and
●	Guarantees and related items – agreements or arrangements pursuant to which certain of our affiliates may provide guarantees or pledge collateral with respect to our indebtedness or other obligations, or we may provide guarantees or pledge collateral with respect to indebtedness or other obligations of our affiliates.

Each of these ordinary course of business related party transactions, and the actions taken by the audit committee in fulfilling its duties and responsibilities under the RPT Policy, are more fully described below. Our audit committee was not required to approve the fee we paid to Contran in 2023 under our intercorporate services agreement with Contran because such intercorporate services fee is approved by all of the independent directors of our board, as more fully described below. During 2023, we were not a party to any other related party transactions (ordinary course of business related party transactions or otherwise) requiring approval or ratification under the RPT Policy.

Relationships with Related Parties. As set forth under the Security Ownership section of this proxy statement, Lisa K. Simmons and the Family Trust, through Contran, may be deemed to control us. We and other entities that may be deemed to be controlled by or related to Ms. Simmons and the Family Trust sometimes engage in the following:

●	intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and
●	common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future. In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness. Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Ms. Simmons and the Family Trust.

Certain directors or executive officers of CompX, Contran, Kronos Worldwide or NL also serve as our directors or executive officers. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests. In such an event, we implement such procedures as are appropriate for the particular transaction and as are consistent with the provisions of the RPT Policy.

Intercorporate Services Agreements. As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs. Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis. The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, insurance claims management, risk management, real estate management, environmental management, treasury, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business. The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs. Generally, each of the ISAs renews on a quarterly basis, subject to termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies. With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer. See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2023 ISA fees charged by Contran to us and our privately held subsidiaries.

The following table sets forth the fees paid by us and our subsidiaries to Contran in 2023 and the amounts anticipated to be paid to Contran in 2024 for services Contran provided us or our subsidiaries under the various ISAs, including the services of all of our named executive officers, as applicable. The amounts indicated below for us include amounts paid by certain of our wholly owned subsidiaries.

		Fees Expected to
	Fees Paid to	be Paid to
	Contran under	Contran under
Recipient of Services from Contran under an ISA	the ISAs in 2023	the ISAs in 2024

	(In millions)

Valhi, Inc.	$7.0	$7.3
CompX International Inc.	3.1	3.2
Kronos Worldwide, Inc.	22.6	23.7
NL Industries, Inc.	5.1	5.3
Total	$37.8	$39.5

Risk Management Program. We and Contran participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance coverage and risk management services. The program apportions its costs among the participating companies.

Tall Pines is a captive insurance company wholly owned by us that underwrites certain insurance policies to Contran and certain of its subsidiaries and related entities, including us. Tall Pines purchases reinsurance from highly rated (as determined by A.M. Best or other internationally recognized ratings agency) third-party insurance carriers for substantially all of the risks it underwrites. Consistent with insurance industry practices, Tall Pines receives commissions from reinsurance underwriters and/or assesses fees for certain of the policies that it underwrites. Insurance policies that are not underwritten by Tall Pines are purchased from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent) or equivalent rating.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, and in the event that the available coverage under a particular policy would become exhausted by one or more claims, Contran and certain of its subsidiaries and affiliates, including us, have entered into a loss sharing agreement under which any uninsured loss arising because the available coverage had been exhausted by one or more claims will be shared ratably by those entities that had submitted claims under the relevant policy. We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risk associated with the potential for any uninsured loss.

Following NL’s sale of EWI’s insurance and risk management business to a third party in November 2019, the third-party brokerage and risk management company that purchased the business became the broker for Contran’s and our insurance policies and Tall Pines’ reinsurance policies and provides risk management services for Contran and its subsidiaries, including us. Accordingly, Contran and its subsidiaries and affiliates participating in the combined risk management program continue to have access to the experienced risk management personnel formerly with EWI, including in the areas of loss controls and claims management.

During 2023, we paid approximately $29.3 million under the combined risk management program, of which approximately $28.4 million in the aggregate was paid by CompX, NL and Kronos Worldwide (including approximately $7.4 million paid by LPC). These amounts principally represent premiums and fees for insurance, including for policies underwritten by Tall Pines. These amounts also include reimbursements to insurers or reinsurers of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for risk management services and various other third-party fees and expenses incurred by the program. We expect that these relationships will continue in 2024.

In November 2023, our management made a presentation to our audit committee regarding our participation in the combined risk management program. Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):

●	the premiums for the insurance policies are set by the underwriters for the insurance or reinsurance carriers bearing the risk, which in almost all cases are third parties (and where Tall Pines retains risk, the premiums are based on quotes provided by third parties), without any markup by Tall Pines or the combined risk management program;
●	the method by which the insurance premiums are allocated among the companies participating in the risk management program is generally the same as the basis used by the insurance or reinsurance carriers to establish the premiums for such insurance/reinsurance (i.e. the dominant premium factor, which is the factor that has the greatest impact on the premium, such as revenues, payroll or employee headcount);
●	the commissions received by Tall Pines from the reinsurance underwriters and the fees assessed by Tall Pines for certain policies it underwrites are in amounts equal to the commissions or fees which would be received by third-party underwriters;
●	the insurance coverages provided to us by the risk management program are sufficient and adequate for our purposes; and
●	the benefits of our participation in the risk management program include, among others, (a) greater spread of risk among the companies participating in the risk management program provides us with the ability to obtain broader coverage, with strong/solvent underwriters, at a reduced cost as compared to the coverage and cost that would be available if we were to purchase insurance on a stand-alone basis, (b) the ability to obtain centralized premium and claims reporting, and (c) the ability to have access to experienced risk management personnel, including in the areas of loss controls and claims processing.

As part of such presentations, our chief financial officer, after consultation with other members of our management, advised the committee of her belief that our participation in the risk management program, including the allocation of its costs among us and the other entities participating in the risk management program, is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties. She then provided the committee with her recommendation that the committee reapprove, adopt and ratify our participation in the risk management program in all respects.

After considering the information contained in the presentations, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that our participation in the risk management program is fair and reasonable to us and is on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee reapproved, adopted and ratified our participation in the risk management program in all respects.

During 2023, the audit committees of CompX, Kronos Worldwide and NL approved and ratified their participation in the risk management program in accordance with the terms of their own related party transaction policies.

Tax Matters. We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.” We are also a party to a tax sharing agreement with Contran. As a member of the Contran Tax Group and pursuant to the tax sharing agreement, we and our qualifying subsidiaries compute our provision for U.S. income taxes on a separate company basis using tax elections made by Contran. Pursuant to the tax sharing agreement and using tax elections made by Contran, we make payments to or receive payments from Contran in amounts we would have paid to or received from the U.S. Internal Revenue Service had we not been a member of the Contran Tax Group but instead had been a separate taxpayer. Refunds are limited to amounts previously paid under the tax sharing agreement. We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions, and the terms of the tax sharing agreement also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group. Under our tax sharing agreement, Contran has agreed to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax sharing agreement.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis. In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections. For 2023, pursuant to our tax sharing agreement we made net cash payments for income taxes to Contran of approximately $14.2 million.

In March 2023, our management made a presentation to our audit committee regarding our tax sharing agreement with Contran. Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):

●	the tax sharing agreement is consistent with accounting principles generally accepted in the United States of America, and consistent with applicable law and regulations; and
●	our income tax accounts are included in the scope of the annual audit of our consolidated financial statements performed by PwC, and PwC makes periodic reports to the committee regarding income tax matters related to us.

As part of such presentation, our chief financial officer and our executive vice president, tax advised the committee of their belief that the terms of the tax sharing agreement are consistent with the terms of applicable law and regulations, and are fair and reasonable to us, and are on terms no less favorable than would be present if we were not a party to the tax sharing agreement, and provided the committee with their recommendation that the committee approve, adopt and ratify the tax sharing agreement in all respects.

After considering the information contained in the presentations, including the recommendation of our chief financial officer and our executive vice president, tax, and following further discussion and review by the audit committee, our audit committee determined that the terms of the tax sharing agreement are fair and reasonable to us and on terms no less favorable than would be present if we were not a party to the tax sharing agreement, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified the tax sharing agreement in all respects.

Related Party Loans for Cash Management Purposes. From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes pursuant to our cash management program. When we loan funds to related parties, we are generally able to earn a higher rate of return on the loan than we would earn if the funds were invested in other instruments. While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans. When we have outstanding indebtedness, we may still decide to enter into a loan to a related party either because the interest rate on the loan to the related party is at a higher rate of return as compared to the interest rate we are paying on our outstanding indebtedness, or the funds we would be loaning to the related party would not otherwise be used to pay down the outstanding indebtedness (such as, for example, in the case when the outstanding indebtedness has a maturity longer than the maturity of the loan to the related party). When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

During 2023, we had an unsecured revolving promissory note with Contran whereby Contran agreed to loan us up to $175 million, bearing interest at prime plus 1% (9.5% at December 31, 2023), payable quarterly, with all principal and unpaid interest due on demand, but in any event no earlier than December 31, 2024. At December 31, 2023, the unsecured revolving promissory note with Contran was amended, per prior general authorization from our audit committee, to reduce the borrowing limit to $150 million and extend the demand period to no earlier than December 31, 2025. The agreement contains no financial covenants or other financial restrictions. We pay an unused commitment fee quarterly to Contran on the available balance (except during periods during which Contran would be a net borrower from us). Loans made from Contran at any time under the agreement are solely at Contran’s discretion. During 2023, Valhi repaid an aggregate of $28.0 million, and the largest amount of principal outstanding under the loan was $121.4 million. At December 31, 2023, the outstanding balance of such loan from Contran was $93.4 million. During 2023, we paid an aggregate of $10.3 million of interest and unused commitment fees to Contran under this facility. We expect this relationship with Contran will continue in 2024.

In March 2023, our management made a presentation to our audit committee regarding our loan from Contran. Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):

●	we currently have no third party credit facility in place, and previous attempts by us to obtain a credit facility from a third party in the recent past on terms reasonably acceptable to us have been unsuccessful (and in any event the third-party credit facility would have been on a secured basis);
●	one of Contran’s sources of liquidity is currently a secured revolving credit facility with a third-party bank, with outstanding borrowings by Contran under this facility bearing interest at the prime rate, and this facility would be one source of liquidity for any loans Contran may make from time to time to us under our loan from Contran; and
●	the interest rate we are currently paying on outstanding borrowings under our loan from Contran, while higher than the interest rate Contran is currently paying under its third-party revolving credit facility, is reasonable as compared to such Contran third-party interest rate, given among other things consideration of Contran’s creditworthiness in relation to our creditworthiness and that Contran’s loan to us would reasonably be at an interest rate higher as compared to the interest rate on Contran’s borrowings under its third-party revolving credit facility.

As part of such presentation, our chief financial officer, after consultation with our treasurer and other members of our management, advised the committee of her belief that the terms of our loan from Contran are fair and reasonable to us, and are on terms no less favorable than we could otherwise obtain from unrelated parties, and provided the committee with her recommendation that the committee approve, adopt and ratify our loan from Contran, as most recently amended, in all respects.

After considering the information contained in the presentation, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that the terms of our loan from Contran are fair and reasonable to us, and are on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified our loan from Contran in all respects.

Subordinated, Unsecured Term Loan from Contran to Kronos Worldwide. In February 2024, Kronos Worldwide entered into an unsecured subordinated term promissory note with Contran (the “Contran Term Loan”) pursuant to which Kronos Worldwide borrowed approximately $53.7 million from Contran on a subordinated, unsecured basis, as part of the refinancing of a majority of Kronos Worldwide’s 3.75% Senior Secured Notes due 2025. The Contran Term Loan is guaranteed by Kronos Worldwide’s domestic wholly owned subsidiaries. Kronos Worldwide’s obligations under the Contran Term Loan, and the obligations of the guarantors under the related guaranties, are unsecured and subordinated in right of payment to Kronos Worldwide’s 9.50% Senior Secured Notes due 2029, its 3.75% Senior Secured Notes due 2025, and its global revolving credit facility with an unaffiliated third party. Interest on the Contran Term Loan is payable in cash at an interest rate of 11.5% (determined by adding an additional spread of 2%

to the final interest rate on the 9.50% Senior Secured Notes due 2029). The Contran Term Loan matures on demand (but no earlier than September 2029), is not subject to any amortization payments and is prepayable at par beginning in March 2026. The restrictive covenants in the Contran Term Loan are substantially similar to those contained in the indenture governing Kronos Worldwide’s 9.50% Senior Secured Notes due 2029. Kronos Worldwide’s audit committee approved the Contran Term Loan in accordance with the terms of its own related party transaction policy.

IT Data Services Program. Contran and Kronos Worldwide participate in a combined information technology data services program that Contran provides from off-site centers for primary data processing and failover. The program’s costs are apportioned among these companies. Kronos Worldwide paid Contran $0.4 million for such services in 2023. We expect that the relationship between Kronos Worldwide and Contran with respect to these matters will continue in 2024. During 2023, the audit committee of Kronos Worldwide approved and ratified its participation in the IT data services program in accordance with the terms of its own related party transactions policy.

Guarantees Provided by Valhi to Affiliates and Related Items. From time to time, we and our subsidiaries may provide guarantees and/or pledge collateral with respect to indebtedness or other obligations of Contran and its affiliates. At December 31, 2023, we had pledged an aggregate 16.7 million shares of our Kronos Worldwide common stock as collateral under Contran’s third-party revolving bank credit facility. We receive an annual fee from Contran for pledging these shares equal to the aggregate fair market value of the shares pledged multiplied by 50 basis points, payable quarterly. During 2023 we received $0.8 million from Contran for this pledge. We expect this relationship with Contran will continue in 2024.

In March 2023, our management made a presentation to our audit committee regarding the pledge of Kronos Worldwide shares for the benefit of Contran. Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):

●	in connection with our pledge of the Kronos Worldwide shares, Contran has indemnified us from any loss we might suffer as a result of providing the pledge; and
●	the benefits to us of pledging such shares of Kronos Worldwide common stock include, among other things, the fact that we currently have a revolving credit facility with Contran (of up to $175 million during 2023), and the Contran third-party revolving bank credit facility is one of Contran’s sources of liquidity in order for Contran to have sufficient funds to loan to us under our loan from Contran.

As part of the presentation, our chief financial officer, after consultation with other members of our management, advised the committee of her belief that the terms of the pledge of our shares of Kronos Worldwide common stock as collateral under Contran’s third-party revolving bank credit facility (including the fee we receive for such pledge) is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties, and provided the committee with her recommendation that the committee approve, adopt and ratify such pledge in all respects.

After considering the information contained in the presentation, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that the terms of the pledge of our shares of Kronos Worldwide common stock as collateral under Contran’s third-party revolving bank credit facility (including the fee we receive for such pledge) is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified such pledge in all respects.

Office Sublease. Under the terms of a sublease agreement between Contran and Kronos Worldwide, Kronos Worldwide leases a portion of Contran’s Dallas, Texas office for use by Kronos Worldwide and certain of its North American operations. In 2023, Kronos Worldwide paid Contran $0.6 million for rent and related ancillary services under the sublease. The amounts paid by Kronos Worldwide under the sublease are based on Contran’s costs without markup. We expect that this relationship will continue in 2024. During 2023, the audit committee of Kronos Worldwide approved and ratified the sublease in accordance with the terms of its own related party transaction policy.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is composed of five directors and operates under a written charter adopted by the board of directors. All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Two members of our audit committee meet the audit committee financial expert requirements under the applicable SEC rules. The audit committee charter is available on our website at www.valhi.net under the corporate governance section, and our audit committee reviews the adequacy of and compliance with such charter annually.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the PCAOB and for expressing an opinion on the conformity of the financial statements with GAAP.

Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process and the audit of our consolidated financial statements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. As part of fulfilling this responsibility, our audit committee engages in an annual evaluation of, among other things, the firm’s qualifications, competence, integrity, expertise, performance, independence and communications with the committee (including these factors as they relate specifically to the firm’s lead audit engagement partner), and whether the current firm should be retained for the upcoming year’s audit. Our audit committee discusses with our independent registered public accounting firm the overall scope and plans for the audit they will perform, and the committee meets with the firm throughout the year, both with and without management being present, to monitor the firm’s execution of and results obtained from their audit. Our audit committee performs other activities throughout the year, in accordance with the responsibilities of the audit committee specified in the audit committee charter, including the oversight of the performance of internal audit and the approval or ratification of certain related party transactions in accordance with the terms of our RPT Policy, as discussed above in the Certain Relationships and Transactions section in this proxy statement.

In its oversight role, our audit committee reviewed and discussed our audited consolidated financial statements with management and with PwC, our independent registered public accounting firm for 2023. Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC. Management and PwC indicated that our consolidated financial statements as of and for the year ended December 31, 2023 were fairly stated in accordance with GAAP. Our audit committee discussed with PwC and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality of management’s financial reporting process. Our audit committee and PwC also discussed any issues deemed significant by PwC or the committee, including the matters required to be discussed pursuant to the standards of the PCAOB, the rules of the SEC and other applicable regulations. PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence. Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited consolidated financial statements be included in our 2023 Annual Report on Form 10-K for filing with the SEC.

The members of our audit committee of the board of directors respectfully submit the foregoing report as of March 7, 2024.

Thomas E. Barry Chairman of our Audit Committee	Gina A. Norris Member of our Audit Committee

Terri L. Herrington Member of our Audit Committee	Mary A. Tidlund Member of our Audit Committee

W. Hayden McIlroy Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm. PwC served as our independent registered public accounting firm for the year ended December 31, 2023. Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the first quarter of 2024. We expect PwC will be considered for appointment to:

●	review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2024 and the first quarter of 2025; and
●	audit our annual consolidated financial statements and (if required) internal control over financial reporting for the year ending December 31, 2024.

Representatives of PwC are not expected to attend our 2024 annual stockholder meeting.

Fees Paid to PricewaterhouseCoopers LLP. The following table shows the aggregate fees that PwC has billed or is expected to bill to us, NL, Kronos Worldwide or CompX for services rendered for 2022 and 2023 that our audit committee authorized for us and our privately held subsidiaries and the NL, Kronos Worldwide or CompX audit committees each separately authorized for its corporation and such corporation’s privately held subsidiaries. Additional fees for 2023 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2023 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting. In this regard, we have similarly adjusted the audit fees shown for 2022 from the amounts disclosed in our 2023 proxy statement.

		Audit
	Audit	Related	Tax	All Other
Entity (1)	Fees (2)	Fees (3)	Fees (4)	Fees	Total

	(in thousands)
Valhi and Subsidiaries
2022	$1,035	$-0-	$-0-	$-0-	$1,035
2023	1,010	-0-	-0-	-0-	1,010

NL and Subsidiaries
2022	762	-0-	-0-	-0-	762
2023	755	-0-	-0-	-0-	755

Kronos Worldwide and Subsidiaries
2022	4,233	15	8	-0-	4,256
2023	4,289	26	8	-0-	4,323

CompX and Subsidiaries
2022	1,044	-0-	-0-	-0-	1,044
2023	1,066	-0-	-0-	-0-	1,066

Total
2022	7,074	15	8	-0-	7,097
2023	7,120	26	8	-0-	7,154
(1)	Fees are reported without duplication.
(2)	Fees for the following services:
(a)	audits of consolidated year-end financial statements for each year and, as applicable, of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(3)	Fees for assurance and related services reasonably related to the audit or review of financial statements for each year. These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting, as applicable.
(4)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures. For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries other than our publicly held subsidiaries and their respective subsidiaries. We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s preapproval policy. Pursuant to the policy:

●	the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and
●	for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

●	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;
●	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;
●	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and
●	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the PCAOB.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm. The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2023, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries, other than our publicly held subsidiaries and their subsidiaries, in compliance with our preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

PROPOSAL 2

NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background. Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its stockholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a “Say-on-Pay” proposal. At our 2023 annual meeting our stockholders approved, on a nonbinding advisory basis, an annual frequency for this Say-on-Pay proposal. After the 2024 annual meeting of stockholders, the next nonbinding stockholder advisory vote on a Say-on-Pay proposal will be at our 2025 annual meeting of stockholders. The next nonbinding stockholder advisory vote on the frequency of a Say-on-Pay proposal will be at our 2029 annual meeting of stockholders.

Say-on-Pay Proposal. This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation. The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers. This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general. Our board of directors requests that each stockholder cast a nonbinding advisory vote to adopt the following resolution:

RESOLVED, that, by the affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the 2024 annual stockholder meeting and entitled to vote on the subject matter, the stockholders of Valhi, Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2023 Summary Compensation Table in the 2024 annual meeting proxy statement of Valhi, Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.

Effect of the Proposal. The Say-on-Pay proposal is nonbinding and advisory. Our stockholders’ approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.

Vote Required. Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal. The proposed resolution provides that the affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the 2024 annual stockholder meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement. Accordingly, abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

Dixie Rice has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement. If Dixie Rice attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting. If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2023 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is included as part of the annual report made available to our stockholders with this proxy statement and may also be accessed on our website at www.valhi.net.

STOCKHOLDERS SHARING THE SAME ADDRESS

Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the notice of internet availability of proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. You should notify your brokerage firm or other nominee if:

●	you no longer wish to participate in householding and would prefer to receive a separate notice of internet availability of proxy materials; or
●	you receive multiple copies of the notice of internet availability of proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2023 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2023 Annual Report to Stockholders or this proxy statement without charge, please mail your request to the attention of Jane R. Grimm, corporate secretary, at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620, or call her at 972.233.1700.

6, 2022
VALHI, INC. Dallas, Texas April 3, 2024

VALHI, INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

Valhi, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VALHI, INC. FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2024

The undersigned hereby appoints Michael S. Simmons, Jane R. Grimm and Amy A. Samford, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2024 Annual Meeting of Stockholders (the “Meeting”) of Valhi, Inc., a Delaware corporation (“Valhi”), to be held at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620 on Thursday, May 23, 2024, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.

If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or proposal 2, the agents will vote “FOR” each such nominee for election as a director and “FOR” proposal 2. To the extent allowed by applicable law, the agents will vote in their discretion on any substitute director nominee and other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 23, 2024.

The proxy statement and annual report to stockholders (including Valhi’s Annual
Report on Form 10-K for the fiscal year ended December 31, 2023) are available at

http://www.viewproxy.com/Valhi/2024.

Please mark your vote like this ☒

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Director Nominees:
01. Thomas E. Barry	☐ FOR	☐ WITHHOLD	2. Nonbinding advisory vote approving named executive officer compensation.
02. Loretta J. Feehan	☐ FOR	☐ WITHHOLD	☐ FOR ☐ AGAINST ☐ ABSTAIN
03. Terri L. Herrington 04. W. Hayden Mcllroy 05. Gina A. Norris 06. Michael S. Simmons	☐ FOR ☐ FOR ☐ FOR ☐ FOR	☐ WITHHOLD ☐ WITHHOLD ☐ WITHHOLD ☐ WITHHOLD	3.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.
07. Mary A. Tidlund	☐ FOR	☐ WITHHOLD
WILL ATTEND THE MEETING ☐
Date , 2024

Signature
DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)
Signature

Note: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

.

Change of Address – Please print new address below			CONTROL NUMBER

FOLD AND DETACH HERE AND READ THE REVERSE SIDE.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone.

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INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/VHI Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy.

Have your proxy card available when you call.

Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.